As filed with the Securities and Exchange Commission on June 24, 2013
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BioLife Solutions, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	94-3076866
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3303 Monte Villa Parkway Bothell, WA 98021 (425) 402-1400 Address of Principal Executive Offices

BioLife Solutions, Inc. 1998 Stock Option Plan, as amended
BioLife Solutions Inc. Form of Non-Plan Stock Option Agreement
BioLife Solutions, Inc. 2013 Performance Incentive Plan
(Full titles of the plans)

DL Services, Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(Name and address of agent for service)

(206) 903-8800
(Telephone number, including area code, of agent for service)

With a copy to
Christopher Doerksen
Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, $0.001 par value(2)	6,025,000	$	US0.08	(3)	$	US482,000	$	US65.74
Common Shares, $0.001 par value(4)	13,798,747	$	US0.08	(3)	$	US1,103,878	$	US150.57
Common Shares, $0.001 par value(5)	2,000,000	$	US0.36	(6)	$	US720,000	$	US98.21
Total	21,823,747				$	US2,305,878	$	US314.53

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become available for issuance under the plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)	Represents Common Shares, $0.001 par value, issuable pursuant to the to the BioLife Solutions, Inc. 1998 Stock Option Plan, as amended.
(3)	The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(h) based on the price at which the options may be exercised.
(4)	Represents Common Shares, $0.001 par value, issuable pursuant to the BioLife Solutions, Inc. Form of Non-Plan Stock Option Agreement.
(5)	Represents Common Shares, $0.001par value, issuable pursuant to the to the BioLife Solutions, Inc. 2013 Performance Incentive Plan.
(6)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on June 20, 2013, as quoted on the OTCQB.

EXPLANATORY NOTE

This registration statement on Form S-8 registers the offer and sale of common shares of BioLife Solutions, Inc. (the “Registrant”) pursuant to the exercise of awards granted under the Registrant’s 1998 Stock Option Plan, as amended, the Form of Non-Plan Stock Option Agreement, and the 2013 Performance Incentive Plan.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are incorporated by reference in this registration statement.

(a)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 29, 2013, pursuant to the Exchange Act;

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)
The description of the Company’s common stock contained in the Company’s registration statement on Form S-1, as filed with the Commission on October 4, 1989 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) after the date hereof and prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation eliminates the liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

The certificate of incorporation further provides that the Registrant will indemnify any person who is or was made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Registrant against expenses, judgments, fines, penalties and amounts paid in settlement incurred in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Registrant’s bylaws provide for a similar indemnity to directors and officers of the Registrant to the fullest extent authorized by the Delaware General Corporation Law.

The Registrant’s bylaws authorize the Registrant’s board of directors to enter into indemnification contracts with each of its officers and directors.

The Registrant’s bylaws also authorize the Registrant to maintain insurance to protect any director or officer against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Registrant maintains such insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8. EXHIBITS.

Exhibit Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of BioLife Solutions, Inc.
4.2	Amended and Restated Bylaws of BioLife Solutions, Inc., effective April 25, 2013 (incorporated by reference to Exhibit A of the Registrant’s Definitive Information Statement filed on March 27, 2013)
4.3	BioLife Solutions, Inc. 1998 Stock Option Plan, as amended
4.4	BioLife Solutions, Inc. Form of Non-Plan Stock Option Agreement
4.5	BioLife Solutions, Inc. 2013 Performance Incentive Plan (incorporated by reference to Exhibit A of the Registrant’s restated Definitive Proxy Statement filed on May 21, 2013)
5.1	Opinion and Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.2	Consent of Peterson Sullivan LLP
24.1	Power of Attorney (included in signature page)

ITEM 9. UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on this 24th day of June, 2013.

BIOLIFE SOLUTIONS, INC.

By:	/s/ Daphne Taylor
Name:	Daphne Taylor
Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Rice and Daphne Taylor, or either of them as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Rice	President, Chief Executive Officer and Chairman (Principal Executive Officer)	June 24, 2013
Michael Rice

/s/ Daphne Taylor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 24, 2013
Daphne Taylor

/s/ Raymond Cohen	Director	June 24, 2013
Raymond Cohen

/s/ Andrew Hinson	Director	June 24, 2013
Andrew Hinson

/s/ Rick Stewart	Director	June 24, 2013
Rick Stewart

/s/ Thomas Girschweiler	Director	June 24, 2013
Rick Stewart

Roderick de Greef	Director	_____________

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of BioLife Solutions, Inc.
4.2	Amended and Restated Bylaws of BioLife Solutions, Inc., effective April 25, 2013 (incorporated by reference to Exhibit A of the Registrant’s Definitive Information Statement filed on March 27, 2013)
4.3	BioLife Solutions, Inc. 1998 Stock Option Plan, as amended
4.4	BioLife Solutions, Inc. Form of Non-Plan Stock Option Agreement
4.5	BioLife Solutions, Inc. 2013 Performance Incentive Plan (incorporated by reference to Exhibit A of the Registrant’s restated Definitive Proxy Statement filed on May 21, 2013)
5.1	Opinion and Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.2	Consent of Peterson Sullivan LLP
24.1	Power of Attorney (included in signature page)